UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 11, 2011 (August 4, 2011)

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route de la Corniche 4
1066 Epalinges, Switzerland		NA
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +011 41 21 653 45 35

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 4, 2011, the registrant ("Mymetics") entered into an amendment (the "Amendment") to its Exploitation Agreement dated January 8, 2008 (the "Agreement") with INSERM-TRANSFERT ("INSERM"). The Amendment cancels the obligation of Mymetics to pay 40% of all net income received by Mymetics through indirect commercialization of an HIV vaccine based on joint patents with INSERM. Under the Amendment, Mymetics will pay INSERM E400,000 if, by January 5, 2012, Mymetics has succeeded in raising at least E10 million of new funds to finance the development of its vaccines. Mymetics will pay E160,000 to INSERM at the start of a Phase II clinical trial for its HIV vaccine if based on the joint INSERM patents and will pay E1,440,000 to INSERM at the start of a Phase III clinical trial for its HIV vaccine based on the joint INSERM patents. The royalties for commercialization have been amended as follows: 1% for annual sales below E250 million, 2% for annual sales between E250 million and E500 million and 3% for annual sales above E500 million.  In the event Mymetics transfers the contract to a third party, Mymetics will pay in addition to the other payments set forth above 5% on all the payments received related to this transfer.  The remainder of the Agreement remains unchanged. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which will be filed with the Securities Exchange Commission as an exhibit to the Mymetics Quarterly Report on Form 10-Q for the quarter ending September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 4, 2011	MYMETICS CORPORATION

	By:	/s/ Jacques-François Martin
Jacques-François Martin
President and Chief Executive Officer